Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES 2018 EARNINGS AND NEW BOARD MEMBER

•Net income of $10.9 million, 19% above fourth quarter 2017
•Net income of $41.0 million for 2018, 24% higher than 2017
•Earnings per diluted common share of $1.11 for fourth quarter and $4.12 for 2018
•Return on average assets of 1.44% for fourth quarter and 1.38% for 2018
•Growth of 4% in loans and 6% in deposits since year end 2017
•Continued exceptional asset quality
•Rachel Campos-Duffy joins the Board of Directors

Green Bay, Wisconsin, January 15, 2019 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced fourth quarter 2018 net income of $10.9 million and earnings per diluted common share of $1.11, compared to $10.9 million and $1.09 for third quarter 2018, and $9.1 million and $0.88 for fourth quarter 2017, respectively. Annualized quarterly return on average assets was 1.44%, 1.45% and 1.27%, for fourth quarter 2018, third quarter 2018 and fourth quarter 2017, respectively.

Net income for the year ended December 31, 2018 was $41.0 million, 24% higher than $33.1 million for 2017. Earnings per diluted common share were $4.12 for 2018, 24% higher than $3.33 for 2017. Return on average assets was 1.38% for 2018 and 1.25% for 2017.

“2018 was an exceptional year. Solid growth, margin discipline and sterling asset quality led the way,” said Bob Atwell, Chairman and CEO of Nicolet.

“The rapid pace of our acquisition activity between 2013 and 2017 caused some to wonder whether our exceptional profitability was sustainable without more deals,” Atwell reflected. “Our last acquisition closed in April 2017 and our profitability continues to surge. We have ongoing acquisition discussions, but our strategies remain focused and the terms of deals need to make sense for our shareholders. Substantial ownership interests of our leadership and board help us to remain disciplined.”

“The last 20 merger-free months have given us a very welcome opportunity to drive further excellence into our franchise. We are very pleased with our organic growth momentum across our locations and products,” Atwell said.

“We remained focused on customers and the customer experience, including website redesign, branch facility upgrades, and market leadership alignment,” said Mike Daniels, President and CEO of Nicolet National Bank. “We are especially proud of how our revenue line leaders managed the movement of deposit and loan rates in the consistently rising rate environment. With better predictive analytics, we have worked hard to preserve our margin consistent with our commitment to pricing integrity for our loyal customers,” Daniels said.

Today, the Board of Directors expanded its membership by one to sixteen total directors and named Rachel Campos-Duffy to fill the director position until she stands for election at the next annual shareholder meeting, currently set for May 13, 2019.

“We are very excited to have Rachel join our Board. Her background offers a unique perspective that will fit well with the culture we have built at Nicolet,” said Atwell. “As a national and cable television host and commentator, she is an experienced public speaker. Rachel is also a published author, communications consultant, and media personality on politics, culture and parenting. She, her husband and eight children live in Wausau, Wisconsin.”

Net income was $10.9 million for fourth quarter 2018, level with third quarter 2018. For fourth quarter 2018, interest income increased $0.4 million (despite $0.3 million lower aggregate discount income on purchased loans) and interest expense increased $0.4 million, each primarily a result of rate changes between the linked quarters. Noninterest income decreased $0.9 million or 8% from third quarter, most notably due to lower BOLI income (down $0.5 million mainly from a death benefit received in third quarter) and a $0.3 million unfavorable swing in net asset gains (losses), partially offset by higher brokerage fee income (up $0.2 million). Between the linked quarters, noninterest expense decreased $1.4 million or 6% from third quarter 2018, led by a $1.7 million decrease in personnel expense (mostly due to adjustments in the wealth compensation structure and reductions in wealth staff later in the year, adjustments to target incentives, and market declines on deferred compensation liabilities), partly offset by a $0.3 million increase in all other noninterest expenses combined (which includes a $0.5 million fraud contingency loss in the fourth quarter). Tax expense increased $0.7 million between the linked quarters on higher pre-tax income and a higher effective tax rate, given the favorable tax treatment of the BOLI death proceeds received in the third quarter.

The timing of the April 2017 First Menasha Bancshares, Inc. acquisition (which was approximately 20% of Nicolet’s pre-merger asset size) impacts year-over-year financial comparisons. Certain income statement results, average balances and related ratios for 2018 include full period contributions from the acquisition, while 2017 includes eight months of contribution and reflects non-recurring other direct merger and integration pre-tax expenses of $0.5 million incurred in the first half of 2017.

Net income for 2018 increased $7.9 million or 24% over 2017. Interest income grew $16.3 million (despite $4.2 million lower aggregate discount income on purchased loans), aided by a 14% increase in average interest-earning assets and the elevated rate environment on new, renewed and variable rate loans. Interest expense increased $8.4 million primarily due to rising rates on a larger deposit base, up 13% on average over 2017. Noninterest income grew $4.9 million or 14%, with all categories except net asset gains up year-over-year, most notably trust and brokerage fees combined (up $1.8 million or 15%), card interchange income (up $1.0 million or 22%), net mortgage income (up $1.0 million or 18%), and BOLI income (up $0.6 million). Noninterest expense increased $8.4 million or 10%. Personnel expense increased $5.0 million or 11%, partly due to the full period contribution of the expanded workforce (with average full-time equivalent employees up 6% between the years), as well as merit increases between the years, additional competitive market-based wage increases made after tax reform was passed, cash and equity incentives, and higher health costs. Non-personnel expenses combined increased $3.4 million or 9% mostly due to the larger operating base, but also from $0.6 million higher charitable giving, $0.6 million accelerated depreciation given branch facility upgrades, and a $0.5 million fraud contingency loss in fourth quarter 2018. Tax expense declined $2.8 million despite the increase in pre-tax income, principally due to the lower corporate tax rate in effect for 2018 and the favorable tax treatment of the BOLI death proceeds received in 2018.

At December 31, 2018, assets were $3.1 billion, loans were $2.2 billion and deposits were $2.6 billion, up 6%, 4% and 6%, respectively over December 31, 2017. Since September 30, 2018, period end loans increased $23 million or 4% annualized, while deposits increased $92 million or 14% annualized, largely due to a customary rise in municipal deposits. On average, loans were $2.1 billion for 2018, 12% higher than last year and deposits were $2.5 billion, up 13% over 2017.

Asset quality remains exceptional. Nonperforming assets declined to $6 million, representing 0.19% of total assets at December 31, 2018, down favorably from 0.38% at September 30, 2018 and 0.49% at December 31, 2017. For 2018, the provision for loan losses was $1.6 million compared to net charge-offs of $1.1 million, consistent with the improving loan quality and minimal losses. The allowance for loan losses increased to $13.2 million, representing 0.61% of total loans at December 31, 2018, unchanged from both September 30, 2018 and December 31, 2017.

Total capital was $387 million at December 31, 2018, an increase of $22 million or 6% since December 31, 2017. During fourth quarter 2018, we utilized $5.2 million to repurchase and cancel approximately 100,200 shares of our common stock pursuant to our common stock repurchase program, bringing the 2018 year-to-date total to over 408,000 shares repurchased for $22.2 million. As of December 31, 2018, there remained $7.7 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretations and impact of the recently enacted tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	12/31/2018	12/31/2017
Results of operations:
Interest income	$32,327	$31,880	$30,545	$30,785	$29,836	$125,537	$109,253
Interest expense	5,298	4,938	4,742	3,911	3,329	18,889	10,511
Net interest income	27,029	26,942	25,803	26,874	26,507	106,648	98,742
Provision for loan losses	240	340	510	510	450	1,600	2,325
Net interest income after provision for loan losses	26,789	26,602	25,293	26,364	26,057	105,048	96,417
Noninterest income	9,797	10,649	10,239	8,824	8,621	39,509	34,639
Noninterest expense	21,621	23,044	22,451	22,642	21,858	89,758	81,356
Income before income tax expense	14,965	14,207	13,081	12,546	12,820	54,799	49,700
Income tax expense	4,015	3,268	3,255	2,908	3,662	13,446	16,267
Net income	10,950	10,939	9,826	9,638	9,158	41,353	33,433
Net income attributable to noncontrolling interest	87	80	89	61	55	317	283
Net income attributable to Nicolet Bankshares, Inc.	$10,863	$10,859	$9,737	$9,577	$9,103	$41,036	$33,150
Earnings per common share:
Basic	$1.14	$1.13	$1.01	$0.98	$0.93	$4.26	$3.51
Diluted	$1.11	$1.09	$0.98	$0.94	$0.88	$4.12	$3.33
Common Shares:
Basic weighted average	9,526	9,633	9,639	9,765	9,805	9,640	9,440
Diluted weighted average	9,814	9,949	9,970	10,225	10,368	9,956	9,958
Outstanding	9,495	9,577	9,643	9,699	9,818	9,495	9,818
Noninterest Income:
Trust services fee income	$1,583	$1,638	$1,671	$1,606	$1,600	$6,498	$6,031
Brokerage fee income	1,968	1,732	1,738	1,604	1,544	7,042	5,736
Mortgage income, net	1,834	1,902	1,528	1,080	1,339	6,344	5,361
Service charges on deposit accounts	1,208	1,247	1,200	1,190	1,237	4,845	4,604
Card interchange income	1,583	1,481	1,358	1,243	1,268	5,665	4,646
Other noninterest income	1,774	2,503	1,772	1,897	1,675	7,946	6,232
Noninterest income without net gains	9,950	10,503	9,267	8,620	8,663	38,340	32,610
Asset gains (losses), net	(153)	146	972	204	(42)	1,169	2,029
Total noninterest income	$9,797	$10,649	$10,239	$8,824	$8,621	$39,509	$34,639
Noninterest Expense:
Personnel expense	$11,327	$12,983	$12,674	$12,492	$12,054	$49,476	$44,458
Occupancy, equipment and office	3,673	3,660	3,454	3,787	3,695	14,574	13,308
Business development and marketing	1,185	1,334	1,463	1,342	1,341	5,324	4,700
Data processing	2,420	2,375	2,399	2,320	2,287	9,514	8,715
FDIC assessments	246	245	282	273	205	1,046	787
Intangibles amortization	1,053	1,054	1,100	1,182	1,181	4,389	4,695
Other noninterest expense	1,717	1,393	1,079	1,246	1,095	5,435	4,693
Total noninterest expense	$21,621	$23,044	$22,451	$22,642	$21,858	$89,758	$81,356

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	12/31/2018	12/31/2017
Period-End Balances:
Loans	$2,166,181	$2,143,457	$2,128,624	$2,100,597	$2,087,925	$2,166,181	$2,087,925
Allowance for loan losses	13,153	12,992	12,875	12,765	12,653	13,153	12,653
Investment securities available-for-sale, at fair value	400,144	410,911	401,975	401,130	405,153	400,144	405,153
Goodwill and other intangibles, net	124,307	125,360	126,124	127,224	128,406	124,307	128,406
Total assets	3,096,535	3,000,902	2,922,151	3,223,935	2,932,433	3,096,535	2,932,433
Deposits	2,614,138	2,522,156	2,455,536	2,765,090	2,471,064	2,614,138	2,471,064
Stockholders’ equity	386,609	377,171	370,584	363,988	364,178	386,609	364,178
Book value per common share	40.72	39.38	38.43	37.53	37.09	40.72	37.09
Tangible book value per common share	27.62	26.29	25.35	24.41	24.01	27.62	24.01
Average Balances:
Loans	$2,142,870	$2,134,448	$2,117,828	$2,114,345	$2,066,974	$2,127,470	$1,899,225
Interest-earning assets	2,693,752	2,664,316	2,742,976	2,584,070	2,531,066	2,671,560	2,351,451
Total assets	2,996,553	2,971,247	3,044,466	2,896,533	2,852,400	2,977,457	2,648,754
Deposits	2,518,378	2,497,439	2,583,112	2,436,103	2,385,821	2,508,952	2,228,408
Interest-bearing liabilities	1,867,327	1,931,119	2,084,361	1,925,443	1,835,375	1,951,846	1,750,099
Goodwill and other intangibles, net	124,930	125,798	126,646	127,801	128,980	126,284	115,447
Stockholders’ equity	379,846	375,507	364,988	366,002	361,455	371,635	332,897
Financial Ratios*:
Return on average assets	1.44%	1.45%	1.28%	1.34%	1.27%	1.38%	1.25%
Return on average common equity	11.35	11.47	10.70	10.61	9.99	11.04	9.96
Return on average tangible common equity	16.91	17.25	16.39	16.31	15.53	16.73	15.24
Average equity to average assets	12.68	12.64	11.99	12.64	12.67	12.48	12.57
Stockholders’ equity to assets	12.49	12.57	12.68	11.29	12.42	12.49	12.42
Tangible equity to tangible assets	8.83	8.76	8.74	7.65	8.41	8.83	8.41
Loan yield	5.38	5.35	5.10	5.39	5.23	5.37	5.31
Earning asset yield	4.76	4.75	4.46	4.81	4.73	4.74	4.75
Cost of interest-bearing deposits	0.98	0.87	0.77	0.68	0.56	0.82	0.46
Cost of funds	1.12	1.01	0.91	0.82	0.72	0.97	0.60
Net interest margin	3.98	4.02	3.77	4.20	4.21	4.04	4.30
Net loan charge-offs to average loans	0.01	0.04	0.08	0.08	0.08	0.05	0.08
Nonperforming loans to total loans	0.25	0.48	0.51	0.56	0.63	0.25	0.63
Nonperforming assets to total assets	0.19	0.38	0.41	0.40	0.49	0.19	0.49
Allowance for loan losses to loans	0.61	0.61	0.60	0.61	0.61	0.61	0.61
Effective tax rate	26.83	23.00	24.88	23.18	28.56	24.54	32.73
Selected Items:
Interest income from resolving PCI loans (rounded)	$100	$300	$100	$1,500	$2,100	$2,000	$8,000
Tax-equivalent adjustment on net interest income	278	285	289	298	584	1,150	2,369
Tax expense (benefit) on stock-based compensation	(23)	—	—	(159)	(1,678)	(182)	(1,854)
Tax expense (benefit) of tax reform items	—	—	—	—	896	—	896
 *Income statement-related ratios for partial-year periods are annualized.